Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Nkarta, Inc. for the registration of $350,000,000 shares of its common stock, preferred stock, debt securities, warrants, rights and units, and to the incorporation by reference therein of our report dated March 25, 2026, with respect to the financial statements of Nkarta, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
March 25, 2026